CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of PIMCO Dynamic Income Fund of our report dated April 20, 2012, relating to the Statement of Net Assets of PIMCO Dynamic Income Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

New York, New York

May 11, 2012